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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into as of July 17, 1996 (the "Effective Date") by and between Socket Communications, Inc., a Delaware corporation (the "Company"), and Micheal Gifford ("Executive").

     WHEREAS, Executive has been employed as an officer of the Company under an employment agreement which expired on May 5, 1996: and

     WHEREAS, the Company desires to continue to employ Executive and Executive desires to be employed by the Company upon the terms and conditions set forth below;

     NOW THEREFORE, the Company and Executive agree as follows:

     1. TERM OF THE AGREEMENT. The Company hereby employes Executive and Executive hereby accepts employment with the Company under this Agreement commencing on the Effective Date and expiring on December 31, 2000 (the "Initial Employment Period") subject, however, to prior termination as provided pursuant to Paragraph 5 of this Agreement.

     2.  DUTIES AND OBLIGATIONS.

     a. Executive shall report to, and follow the instructions and wishes of, the Company's Chief Executive Officer.

     b. Executive agrees that to the best of his ability and experience, he will at all times loyally and conscientiously perform all of the duties and obligations required of and from him pursuant to the express and implicit terms hereof.

     3.  DEVOTION OF ENTIRE TIME TO THE COMPANY'S BUSINESS

     a. During the term of his employment, Executive shall, during regular business hours, devote all of his attention, knowledge, skills, interests, and productive time to the business of the Company, and the Company shall be entitled to all of the benefits and profits arising from or incident to all work, services, and advice of Executive.

     b. During the term of his employment, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive in any manner whatsoever with the business of the Company.

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     4.  COMPENSATION AND BENEFITS.

               a. BASE COMPENSATION. During the term of this Agreement, the Company shall pay to Executive a base annual salary of One Hundred Twenty Thousand Dollars ($120,000), payable in equal semi-monthly installments in accordance with the Company's payroll schedule. During the term of this Agreement, Executive shall be eligible for annual salary and merit increases in his base salary as determined in the sole discretion of the Company's Board of Directors.

               b. BONUS. During the term of this Agreement, Executive is entitled to participate in the Company's Management Incentive Bonus Plan (the "Bonus Plan") according to its terms, a copy of which is attached hereto as Exhibit A.

               c. INSURANCE. Executive shall be entitled to the perquisites and benefits generally available to other executive employees or their families through group insurance programs sponsored by the Company.

               d. PAID TIME OFF. Executive shall be entitled to accrue paid time off ("PTO") in accordance with the Company's PTO policy applicable to all employees. Executive agrees that should his PTO accrual reach the maximum under the Company's policy, he will cease accruing PTO until he uses enough PTO to bring it below the maximum. Notwithstanding the foregoing, if Executive is expressly requested by the Chief Executive Officer of the Company to work in lieu of taking time off and as a result Executive accrues PTO in excess of the maximum, Executive will be paid for such PTO in excess of the maximum.

               e. SAVINGS PLAN. Executive shall be entitled to the perquisites and benefits generally available to other executive employees through tax deferred savings, pension and similar programs when and if sponsored by the Company.

     5.  TERMINATION OF EMPLOYMENT.

               a. Executive understands that either he or the Company may terminate the employment relationship between them at any time, for any reason, with or without Cause. For purposes of the Agreement, "Cause" for termination of employment by the Company is defined as a determination in the sole discretion of the Company's Board of Directors of the occurrence of any of the following:

                         (i)     gross misconduct or fraud by Executive;

                         (ii)    Misappropriation of the Company's proprietary
information by Executive;

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                         (iii)     willful and continuing breach by Executive of
his duties under this Agreement after the Company has given notice to Executive thereof and Executive has had 30 days in which to cure such breach.

               b. If at any time during the Initial Employment Period, the Company terminates Executive's employment without Cause, as defined above, it shall provide to Executive each of the following:

                         (i)       Executive's regular base salary for a period
of six (6) months, payable on normal Company paydays during that six month period (the "Severance Period"). Executive will be entitled to receive this payment regardless of whether or not he secures other employment during the Severance Period.

                         (ii)      Continued health insurance benefits at its
own expense pursuant to COBRA until the earlier of either: a) such time as Executive becomes eligible for the health insurance benefits provided by another employer; or b) the expiration of the Severance Period. Executive agrees that should he become eligible for health insurance benefits provided by another employer during the Severance Period, he will immediately provide written notice of such event to the Company's Board of Directors.

                         (iii)     For the first quarter following Executive's
termination, he will receive the full bonus amount, pursuant to terms of the Bonus Program, to which he would otherwise have been entitled had he remained employed with Company. For the second quarter following Executive's termination, he will receive one-half the bonus amount, pursuant to terms of the Bonus Program, to which he would otherwise have been entitled had he remained employed with Company. In the event of termination in the first half of the quarter, the quarter in which the termination occurs shall be the "first quarter" pursuant to this paragraph. In the event of termination in the second half of the quarter, the "first quarter" shall be the quarter following the quarter in which the termination occured. Executive understands that he is not entited to, nor will he receive, any further pay-out under the Bonus Program.

                         (iv)      Within thirty (30) days of the date of the
termination without Cause of Executive's employment, and pursuant to mutual agreement between the Company and Executive, Executive may purchase at book value certain items of Company property which were purchased by the Company for the use of Executive, which may include a personal computer, cellular phone, and other similar items.

     Executive agrees that in the event he accepts employment directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, in any business that is competitive in any manner whatsoever with the business of the Company, the Company may discontinue any of the benefits set forth in this Paragraph 5(b) not payable as of the date of such employment. Executive understands that in the event his employment is terminated for any reason, with or without Cause after December 31, 2000, he is not entitled to receive any of the benefits set forth in the Paragraph 5(b).

               c. In the event of the termination of this Agreement for any reason, at any time, with or without Cause, the Company agrees that it will pay to Executive all his accrued by unused PTO.

               d. In the event that the Company alters Executive's reporting structure at any time during the Initial Employment period so that Executive does not report directly to the Chief Executive Officer, Executive may elect to resign his employment. In such case, Executive will be entitled to receive all of the benefits set forth under Paragraph 5(b).

     6.  GOVERNING LAW.     This agreement shall be interpreted, construed,
governed, and enforced according to the laws of the State of Delaware.

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     7.  ATTORNEYS' FEES.     In event of any arbitration or litigation
concerning any controversy, claim, or dispute between the parties arising out of or relating to this Agreement or the breach or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expense, attorneys' fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The "prevailing party" means the party determined by the arbitrator or court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

     8.   ARBITRATION.    Any controversy between the parties hereto involving
the construction or application of any terms, covenants, or conditions of this Agreement, or any claim arising out of or relating to this Agreement, except with respect to prejudgment remedies, will be submitted and be settled by final and binding arbitration in Alameda County, California, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     9.   AMENDMENTS.    No amendments or modification of the terms or
conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

     10.  SEVERABILITY.     All agreements and covenants contained herein are
severable, and in the event any of them shall be held to be invalid or unenforceable, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

     11.  SUCCESSORS AND ASSIGNS.     The rights and obligations of the Company
under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

     12.  ENTIRE AGREEMENT.    This Agreement and the Proprietary Information
and Inventions Agreement signed by Executive on May 5, 1992, a copy of which is attached

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hereto as Exhibit B, constitute the entire agreement between the parties with respect to the employment of Executive.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                        EXECUTIVE:


                                        /s/  Micheal Gifford
                                        ---------------------------------------
                                        Micheal Gifford


                                        COMPANY:

                                        SOCKET COMMUNICATIONS, INC.


                                        /s/  David W. Dunlap
                                        --------------------------------------
                                        By:  David W. Dunlap

                                        Its:  Vice President Finance &
                                              Administration